EX-99.77J REVALUATN

Exhibit 77(j)(b) – Restatement of Capital Accounts

For the period ended March 31, 2011, the Coldstream Dividend Growth Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed	Accumulated Net
Net Investment	Realized
Income	Loss
$(8)	$8

The reclassifications have no effect on net assets or net asset value per share.

For the year ended March 31, 2011, The Teberg Fund made the following permanent tax adjustments on the statements of assets and liabilities:

Undistributed	Accumulated Net
Net Investment	Realized
Income	Loss
$(127)	$127

The reclassifications have no effect on net assets or net asset value per share.